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Exhibit 99.3

Contact:
Rachael Scherer
Investor Relations
763/505-2694
Chris Campbell-Loth
Public Relations
763/505-2633

F O R  I M M E D I A T E  R E L E A S E

MEDTRONIC TO ISSUE CONTINGENT CONVERTIBLE DEBENTURES

    MINNEAPOLIS, MN, September 5, 2001 — Medtronic, Inc. (NYSE: MDT), announced today its intent to issue and sell $1.5 billion aggregate principal amount of its Contingent Convertible Debentures due 2021 in a private placement under Rule 144A.

    The Debentures will be convertible into the Company's common stock.

    The net proceeds from the issuance will be used to repay amounts outstanding under the Company's existing short-term credit facility, which it entered into in order to complete its acquisitions of MiniMed, Inc. and Medical Research Group, Inc.

    The notes will not be registered under the Securities Act of 1933 as amended and may not be offered or sold in the United States unless they are registered or unless such sale is exempt from registration requirements of the Securities Act.

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  Exhibit 99.3